Exhibit 10.72

PURCHASE AND SALE CONTRACT

AMONG

FISHERMAN’S LANDING APARTMENTS LIMITED PARTNERSHIP,
a Florida limited partnership
and
CCIP/3 SANDPIPER, LLC,
a Delaware limited liability company

AS SELLERS

AND

DT GROUP DEVELOPMENT, INC.,

a California corporation

AS PURCHASER

Properties:

Solana Vista

5801 Fisherman’s Drive, Bradenton, FL 32119

Sienna Bay

10501 3rd Street North, St. Petersburg, FL 33716

TABLE OF CONTENTS

Page

ARTICLE I	DEFINED TERMS	2
ARTICLE II	PURCHASE AND SALE, PURCHASE PRICE & DEPOSIT	2
2.1	Purchase and Sale	2
2.2	Purchase Price and Deposit	2
2.3	Escrow Provisions Regarding Deposit	3
ARTICLE III	FEASIBILITY PERIOD	6
3.1	Feasibility Period	6
3.2	Expiration of Feasibility Period	6
3.3	Conduct of Investigation	7
3.4	Purchaser Indemnification	7
3.5	Property Materials	9
3.6	Property Contracts	11
ARTICLE IV	TITLE	12
4.1	Title Documents	12
4.2	Survey	13
4.3	Intentionally Omitted	13
4.4	Permitted Exceptions	13
4.5	Purchaser’s Right in Respect of Seller Inability to Remove Title
	Exceptions	14
4.6	Subsequently Disclosed Exceptions	15
4.7	Assumed Encumbrances	16
4.8	Purchaser Financing	22
ARTICLE V	CLOSING	22
5.1	Closing Date	22
5.2	Seller Closing Deliveries	23
5.3	Purchaser Closing Deliveries	25
5.4	Closing Prorations and Adjustments	26
5.5	Post Closing Adjustments	32
ARTICLE VI	REPRESENTATIONS AND WARRANTIES OF SELLER AND
	PURCHASER	33
6.1	Seller’s Representations	33
6.2	AS-IS	35
6.3	Survival of Seller’s Representations	36
6.4	Definition of Seller’s Knowledge	37
6.5	Representations and Warranties of Purchaser	38
ARTICLE VII	OPERATION OF THE PROPERTY	39
7.1	Leases and Property Contracts	39
7.2	General Operation of Property	40
7.3	Liens	10
7.4	Tax Reduction Proceedings	41
ARTICLE VIII	CONDITIONS PRECEDENT TO CLOSING	42
8.1	Purchaser’s Conditions to Closing	42
8.2	Seller’s Conditions to Closing	43
ARTICLE IX	BROKERAGE	45
9.1	Indemnity	45
9.2	Broker Commission	45
ARTICLE X	DEFAULTS AND REMEDIES	46
10.1	Purchaser Default	46
10.2	Seller Default	47
ARTICLE XI	RISK OF LOSS OR CASUALTY	49
11.1	Major Damage	49
11.2	Minor Damage	49
11.3	Closing	49
11.4	Repairs	50
ARTICLE XII	EMINENT DOMAIN	50
12.1	Eminent Domain	50
ARTICLE XIII	MISCELLANEOUS	51
13.1	Binding Effect of Contract	51
13.2	Exhibits and Schedules	51
13.3	Assignability	51
13.4	Captions	51
13.5	Number and Gender of Words	51
13.6	Notices	52
13.7	Governing Law and Venue	56
13.8	Entire Agreement	56
13.9	Amendments	56
13.10	Severability	57
13.11	Multiple Counterparts/Facsimile Signatures	57
13.12	Construction	57
13.13	Confidentiality	57
13.14	Time of the Essence	58
13.15	Waiver	58
13.16	Attorneys’ Fees	58
13.17	Time Zone/Time Periods	59
13.18	1031 Exchange	59
13.19	No Personal Liability of Officers, Trustees or Directors of
	Seller’s Partners	60
13.20	Intentionally Omitted	60
13.21	ADA Disclosure	60
13.22	No Recording	60
13.23	Relationship of Parties	61
13.24	Dispute Resolution	61
13.25	AIMCO Marks	62
13.26	Non-Solicitation of Employees	62
13.27	Survival	62
13.28	Multiple Purchasers	63
13.29	Sellers’ Several Obligations	63
13.30	Obligation to Close on all Properties	63
13.31	Radon Gas	64
13.32	Energy Efficiency	64
ARTICLE XIV	LEAD-BASED PAINT DISCLOSURE	64
14.1	Disclosure	64

EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A-1 to A-2	Description of Land
Exhibit B	Form of Limited Warranty Deed
Exhibit C	Form of Bill of Sale
Exhibit D	Form of General Assignment
Exhibit E	Form of Lease Assignment
Exhibit F	Form of Vendor Termination Letter
Exhibit G	Form of Tenant Notice Letters
Exhibit H	Lead Paint Disclosure

SCHEDULES

Schedule 1	Defined Terms
Schedule 1.1.22	List of Excluded Permits
Schedule 1.1.26	Excluded Fixtures and Tangible Personal Property
Schedule 3.5	List of Materials
Schedule 4.4	Certain Permitted Exceptions

PURCHASE AND SALE CONTRACT

THIS PURCHASE AND SALE CONTRACT (this “Contract”) is entered into as of the 1st day of May, 2009 (the “Effective Date”), by FISHERMAN’S LANDING APARTMENTS LIMITED PARTNERSHIP, a Florida limited partnership (the “Solana Seller”) and CCIP/3 SANDPIPER, LLC, a Delaware limited liability company (the “Sienna Seller”), each having an address at 4582 South Ulster Street Parkway, Suite 1100, Denver, Colorado 80237 (individually a “Seller” and collectively “Sellers”), and DT GROUP DEVELOPMENT, INC., a California corporation, having a principal address at 5355 Cartwright Avenue, Suite 317, North Hollywood, California 91601 (“Purchaser”).

NOW, THEREFORE, in consideration of mutual covenants set forth herein, Sellers and Purchaser hereby agree as follows:

RECITALS

A.                 Solana Seller owns the real estate located in Manatee County, Florida, as more particularly described in Exhibit A-1 attached hereto and made a part hereof, and the improvements thereon, commonly known as Solana Vista.  Sienna Seller owns the real estate located in Pinellas County, Florida, as more particularly described in Exhibit A-2 attached hereto and made a part hereof, and the improvements thereon, commonly known as Sienna Bay Apartments.

B.                 Purchaser desires to purchase, and each Seller desires to sell, the land, improvements and certain associated property described in this Contract on the terms and conditions set forth below.

ARTICLE I
DEFINED TERMS

Unless otherwise defined herein, any term with its initial letter capitalized in this Contract shall have the meaning set forth in this Schedule 1 attached hereto and made a part hereof.

ARTICLE II
PURCHASE AND SALE, PURCHASE PRICE & DEPOSIT

2.1       Purchase and Sale.

  The Solana Seller agrees to sell and convey the Solana Vista Property to Purchaser and Purchaser agrees to purchase the Solana Vista Property from the Solana Seller, in accordance with the terms and conditions set forth in this Contract.  The Sienna Seller agrees to sell and convey the Sienna Bay Property to Purchaser and Purchaser agrees to purchase the Sienna Bay Property from the Sienna Seller, in accordance with the terms and conditions set forth in this Contract.

2.2       Purchase Price and Deposit.

  The purchase price for the Solana Vista Property shall be Eleven Million ($11,000,000) Dollars and the purchase price for the Sienna Bay Property shall be Seventeen Million Five Hundred Thousand ($17,500,000) Dollars (collectively, the “Purchase Price”).  The Purchase Price for the Solana Vista Property and the Sienna Bay Property shall be payable by Purchaser as follows:

2.2.1          Within two (2) Business Days following the Effective Date, Purchaser shall deliver to Stewart Title Guaranty Company c/o Wendy Howell, National Commercial Closing Specialist, 1980 Post Oak Boulevard, Suite 610, Houston, Texas 77056 (tel) 800-729-1906, (fax) 713-552-1703  (“Escrow Agent” or “Title Insurer”) an initial deposit (the “Initial Deposit”) of $425,000 by wire transfer of immediately available funds (“Good Funds”).  The Initial Deposit shall be allocated between the Solana Seller and the Sienna Seller as follows:  $250,000 to the Solana Vista Property and $175,000 to the Sienna Bay Property.

2.2.2          On or before the day that the Feasibility Period expires, Purchaser shall deliver to Escrow Agent an additional deposit (the “Additional Deposit”) of $175,000 by wire transfer of Good Funds.  The Additional Deposit shall be allocated entirely to the Sienna Bay Property.

2.2.3          At the Closing, subject to the occurrence of the Loan Assumption and Release, Purchaser shall receive a credit against the Purchase Price applicable to each Property in the amount of the outstanding principal balance of the Note applicable to such Property, together with all accrued but unpaid interest (if any) thereon, as of the Closing Date (the “Loan Balance”).

2.2.4          The balance of the Purchase Price for each Property shall be paid to and received by Escrow Agent by wire transfer of Good Funds no later than 10:00 a.m. on the Closing Date.

2.2.5          The Purchase Price for the Solana Vista Property and the Sienna Bay Property have been established by Purchaser, and Seller has not, in any way, influenced the allocations between the Properties.

2.3       Escrow Provisions Regarding Deposit.

2.3.1          Escrow Agent shall hold the Deposit and make delivery of the Deposit to the party entitled thereto under the terms of this Contract.  Escrow Agent shall invest the Deposit in such short-term, high-grade securities, interest-bearing bank accounts, money market funds or accounts, bank certificates of deposit or bank repurchase contracts as Escrow Agent, in its discretion, deems suitable, and all interest and income thereon shall become part of the Deposit and shall be remitted to the party entitled to the Deposit pursuant to this Contract.

2.3.2          Escrow Agent shall hold the Deposit until the earlier occurrence of (i) the Closing Date, at which time the Deposit shall be applied against the Purchase Price for each Property according to its allocations set forth in Section 2.2 above, or released to Sellers pursuant to Section 10.1, or (ii) the date on which Escrow Agent shall be authorized to disburse the Deposit as set forth in Section 2.3.3.  The tax identification numbers of the parties shall be furnished to Escrow Agent upon request.

2.3.3          If prior to the Closing Date, Purchaser or Sellers’ Representative makes a written demand upon Escrow Agent for payment of the Deposit, Escrow Agent shall give written notice to the other parties of such demand.  If Escrow Agent does not receive a written objection from another party to the proposed payment within 5 Business Days after the giving of such notice, Escrow Agent is hereby authorized to make such payment.  If Escrow Agent does receive such written objection within such 5 Business Day period, Escrow Agent shall continue to hold such amount until otherwise directed by written instructions from the parties to this Contract or a final judgment or arbitrator’s decision.  However, Escrow Agent shall have the right at any time to deliver the Deposit and interest thereon, if any, with a court of competent jurisdiction in the state in which a Property is located.  Escrow Agent shall give written notice of such deposit to Sellers’ Representative and Purchaser.  Upon such deposit, Escrow Agent shall be relieved and discharged of all further obligations and responsibilities hereunder.  Sellers hereby appoint Sellers’ Representative to give and receive notices to Escrow Agent regarding the Deposit.  Any return of the Deposit to Purchaser provided for in this Contract shall be subject to Purchaser’s obligations set forth in Section 3.5.2.

2.3.4          The parties acknowledge that Escrow Agent is acting solely as a stakeholder at their request and for their convenience, and that Escrow Agent shall not be deemed to be the agent of any of the parties for any act or omission on its part unless taken or suffered in bad faith in willful disregard of this Contract or involving gross negligence.  Sellers and Purchaser jointly and severally shall indemnify and hold Escrow Agent harmless from and against all costs, claims and expenses, including reasonable attorney’s fees, incurred in connection with the performance of Escrow Agent’s duties hereunder, except with respect to actions or omissions taken or suffered by Escrow Agent in bad faith, in willful disregard of this Contract or involving gross negligence on the part of the Escrow Agent.

2.3.5          The parties shall deliver to Escrow Agent an executed copy of this Contract.  Escrow Agent shall execute the signature page for Escrow Agent attached hereto which shall confirm Escrow Agent’s agreement to comply with the terms of Seller’s closing instruction letter delivered at Closing and the provisions of this Section 2.3.

2.3.6          Escrow Agent, as the person responsible for closing the transaction within the meaning of Section 6045(e)(2)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), shall file all necessary information, reports, returns, and statements regarding the transaction required by the Code including, but not limited to, the tax reports required pursuant to Section 6045 of the Code.  Further, Escrow Agent agrees to indemnify and hold Purchaser, Sellers, and their respective attorneys and brokers harmless from and against any Losses resulting from Escrow Agent’s failure to file the reports Escrow Agent is required to file pursuant to this section.

ARTICLE III
FEASIBILITY PERIOD

3.1       Feasibility Period.

  Subject to the terms of Sections 3.3 and 3.4 and the rights of Tenants under the Leases, from the Effective Date to and including June 1, 2009 (the “Feasibility Period”), Purchaser, and its agents, contractors, engineers, surveyors, attorneys, and employees (collectively, “Consultants”) shall, at no cost or expense to any Seller, have the right from time to time to enter onto the Properties to conduct and make any and all customary studies, tests, examinations, inquiries, inspections and investigations of or concerning the Properties, review the Materials and otherwise confirm any and all matters which Purchaser may reasonably desire to confirm with respect to the Properties and Purchaser’s intended use thereof (collectively, the “Inspections”).

3.2       Expiration of Feasibility Period.

  If any of the matters in Section 3.1 or any other title or survey matters are unsatisfactory to Purchaser for any reason, or for no reason whatsoever, in Purchaser’s sole and absolute discretion, then Purchaser shall have the right to terminate this Contract in its entirety with respect to both Properties (but not in part with respect to one Property) by giving written notice to that effect to Sellers’ Representative and Escrow Agent no later than 5:00 p.m. on or before the date of expiration of the Feasibility Period.  If Purchaser provides such notice, this Contract shall terminate and be of no further force and effect subject to and except for the Survival Provisions, and Escrow Agent shall return the Initial Deposit to Purchaser.  If Purchaser fails to provide Sellers’ Representative with written notice of termination prior to the expiration of the Feasibility Period, Purchaser’s right to terminate under this Section 3.2 shall be permanently waived and this Contract shall remain in full force and effect, the Deposit shall be non-refundable except in the event of a default by Seller as more fully set forth herein, and Purchaser’s obligation to purchase the Properties shall be conditional only as provided in Section 8.1.

3.3       Conduct of Investigation.

  Purchaser shall not permit any mechanics’ or materialmens’ liens or any other liens to attach to any Property by reason of the performance of any work or the purchase of any materials by Purchaser or any other party in connection with any Inspections conducted by or for Purchaser.  Purchaser shall give reasonable advance notice to the applicable Seller prior to any entry onto its Property and shall permit such Seller to have a representative present during all Inspections conducted at its Property.  Purchaser shall take all reasonable actions and implement all protections necessary to ensure that all actions taken in connection with the Inspections, and all equipment, materials and substances generated, used or brought onto each Property pose no material threat to the safety of persons, property or the environment.

3.4       Purchaser Indemnification.

3.4.1          Purchaser shall indemnify, hold harmless and, if requested by a Seller (in such Seller’s sole discretion), defend (with counsel approved by such Seller) such Seller, together with such Seller’s affiliates, parent and subsidiary entities, successors, assigns, partners, managers, members, employees, officers, directors, trustees, shareholders, counsel, representatives, agents, Designated Employees, and AIMCO (collectively, including such Seller, “Seller’s Indemnified Parties”), from and against any and all damages, mechanics’ liens, materialmen’s liens, liabilities, penalties, interest, losses, demands, actions, causes of action, claims, costs and expenses (including reasonable attorneys’ fees, including the cost of in-house counsel and appeals) (collectively, “Losses”) arising from or related to Purchaser’s or its Consultants’ entry onto such Seller’s Property, and any Inspections or other acts by Purchaser or Purchaser’s Consultants with respect to such Property during the Feasibility Period or otherwise.  Purchaser shall not be held liable for any Losses occurring during the period prior to the Closing Date unless such Losses arise from or are related to Purchaser’s or its Consultants’ entry onto such Seller’s Property, and any Inspections or other acts by Purchaser or Purchaser’s Consultants with respect to such Property.

3.4.2          Notwithstanding anything in this Contract to the contrary, Purchaser shall not be permitted to perform any invasive tests on the Property without Sellers’ Representative’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.  If Purchaser desires to perform any invasive tests, Purchaser shall give prior written notice thereof to Sellers’ Representative, which notice shall be accompanied by a reasonably detailed description and plan of the invasive tests Purchaser desires to perform (including the location of any soil penetrations, borings and the like).  Sellers’ Representative shall, within three (3) Business Days after receiving such notice from Purchaser, approve or disapprove such invasive testing.  If Sellers’ Representative fails to respond to Purchaser’s request within such three (3) Business Day period, Sellers’ Representative shall be deemed to have disapproved Purchaser’s request to perform such invasive testing.  Further, Sellers’ Representative shall have the right, without limitation, to disapprove any and all entries, surveys, tests (including, without limitation, a Phase II environmental study of its Property), investigations and other matters that in such Sellers’ Representative’s reasonable judgment could result in any injury to its Property or breach of any contract, or expose the applicable Seller to any Losses or violation of applicable law, or otherwise materially adversely affect such Property or such Seller’s interest therein.  Purchaser shall use reasonable efforts to minimize disruption to Tenants in connection with Purchaser’s or its Consultants’ activities pursuant to this Section.  No consent by Seller’ Representative to any such activity shall be deemed to constitute a waiver by the applicable Seller or assumption of liability or risk by such Seller.  Purchaser hereby agrees to restore, at Purchaser’s sole cost and expense, each Property to the same condition existing immediately prior to Purchaser’s exercise of its rights pursuant to this Article III.  Purchaser shall maintain and cause its third party consultants to maintain (a) casualty insurance and commercial general liability insurance with coverages of not less than $1,000,000.00 for injury or death to any one person and $3,000,000.00 for injury or death to more than one person and $1,000,000.00 with respect to property damage, and (b) worker’s compensation insurance for all of their respective employees in accordance with the law of the state(s) in which the Properties are located.  Purchaser shall deliver proof of the insurance coverage required pursuant to this Section 3.4.2 to Sellers’ Representative (in the form of a certificate of insurance) prior to the earlier to occur of (i) Purchaser’s or Purchaser’s Consultants’ entry onto any of the Properties, or (ii) the expiration of 5 days after the Effective Date.

3.5       Property Materials.

3.5.1          Within 10 days after the Effective Date, and to the extent the same exist and are in a Seller’s possession or reasonable control (subject to Section 3.5.2), and have not been heretofore provided by a Seller to Purchaser, Seller agrees to make the documents set forth on Schedule 3.5 (together with any other documents or information provided by Sellers or their agents to Purchaser with respect to the Property, the “Materials”) relating to its Property available at its Property for review and copying by Purchaser at Purchaser’s sole cost and expense.  In the alternative, at a Seller’s option and within the foregoing time period, such Seller may deliver some or all of its Materials to Purchaser, or make the same available to Purchaser on a secure web site (Purchaser agrees that any item to be delivered by a Seller under this Contract shall be deemed delivered to the extent available to Purchaser on such secured web site).  To the extent that Purchaser determines that any of the Materials have not been made available or delivered to Purchaser pursuant to this Section 3.5.1, Purchaser shall notify the applicable Seller and such Seller shall use commercially reasonable efforts to deliver the same to Purchaser within 5 Business Days after such notification is received by such Seller; provided, however, that under no circumstances will the Feasibility Period be extended and Purchaser’s sole remedy will be to terminate this Contract pursuant to Section 3.2.

3.5.2          In providing the Materials to Purchaser, other than Seller’s Representations, each Seller makes no representation or warranty, express, written, oral, statutory, or implied, and all such representations and warranties are hereby expressly excluded and disclaimed.  All Materials are provided for informational purposes only and, together with all Third-Party Reports, shall be returned by Purchaser to all applicable Sellers or the destruction thereof shall be certified in writing by Purchaser to Sellers’ Representative as a condition to return of the Deposit to Purchaser if this Contract is terminated for any reason.  Recognizing that the Materials delivered or made available by Sellers pursuant to this Contract may not be complete or constitute all of such documents which are in a Seller’s possession or control, but are those that are readily and reasonably available to such Seller, Purchaser shall not in any way be entitled to rely upon the completeness or accuracy of the Materials and will instead in all instances rely exclusively on its own Inspections and Consultants with respect to all matters which it deems relevant to its decision to acquire, own and operate the Properties.  Sellers make no representations or warranties regarding the Materials other than the express representation set forth in Section 6.1.5.

3.5.3          In addition to the items set forth on Schedule 3.5, no later than 5 Business Days after the Effective Date, each Seller shall deliver to Purchaser (or otherwise make available to Purchaser as provided under Section 3.5.1) the most recent rent roll for the applicable Property listing the move-in date, monthly base rent payable, lease expiration date and unapplied security deposit for each Lease (the “Rent Rolls”).  Sellers make no representations or warranties regarding the Rent Rolls other than the express representation set forth in Section 6.1.6.

3.5.4          In addition to the items set forth on Schedule 3.5, no later than 5 Business Days after the Effective Date, and to the extent same have not been heretofore provided by a Seller to Purchaser, Seller shall deliver to Purchaser (or otherwise make available to Purchaser as provided under Section 3.5.1) a list of all current Property Contracts for the applicable Property (the “Property Contracts Lists”).  Sellers make no representations or warranties regarding the Property Contracts Lists other than the express representations set forth in Section 6.1.7.

3.6       Property Contracts.

  On or before the expiration of the Feasibility Period, Purchaser may deliver written notice to each Seller (a “Property Contracts Notice”) specifying any Property Contracts of such Seller which Purchaser desires to terminate at the Closing (the “Terminated Contracts”); provided that (a) the effective date of such termination on or after Closing shall be subject to the express terms of such Terminated Contracts, (b) if any such Property Contract cannot by its terms be terminated at Closing, it shall be assumed by Purchaser and not be a Terminated Contract, and (c) to the extent that any such Terminated Contract requires payment of a penalty, premium, or damages, including liquidated damages, for cancellation, Purchaser shall be solely responsible for the payment of any such cancellation fees, penalties, or damages, including liquidated damages.  If Purchaser fails to deliver a Property Contracts Notice to a Seller on or before the expiration of the Feasibility Period, then there shall be no Terminated Contracts with respect to such Seller (or its Property) and Purchaser shall assume all Property Contracts of such Seller at the Closing.  If Purchaser delivers the Property Contracts Notice to Seller on or before the expiration of the Feasibility Period, then simultaneously therewith, Purchaser shall deliver to Seller a vendor termination notice (in the form attached hereto as Exhibit F) for each Terminated Contract informing the vendor(s) of the termination of such Terminated Contract as of the Closing Date (subject to any delay in the effectiveness of such termination pursuant to the express terms of each applicable Terminated Contract (the “Vendor Terminations”).  Seller shall sign the Vendor Terminations prepared by Purchaser, and deliver them to Purchaser at Closing. To the extent that any Property Contract to be assigned to Purchaser requires vendor consent, then, prior to the Closing, Purchaser may attempt to obtain from each applicable vendor a consent (each a “Required Assignment Consent”) to such assignment.

ARTICLE IV
TITLE

4.1       Title Documents.

  Purchaser acknowledges that, prior to the Effective Date, Purchaser has received from Title Insurer a commitment for owner’s title insurance with regard to each Property, as follows:  with respect to the Solana Vista Property, file no. 07332875 and with regard to the Sienna Bay Property, file no. 08330233 (each, a “Title Commitment”) to provide an American Land Title Association owner’s title insurance policy for such Seller’s Property, using the current policy jacket customarily provided by the Title Insurer, in an amount equal to that Property’s Purchase Price (the “Title Policy”), together with copies of all instruments identified as exceptions therein (together with the Title Commitment, referred to herein as the “Title Documents”).  Purchaser shall be responsible for payment of (a) one-half of the premiums for the Title Policy and (b) all other costs relating to procurement of the Title Commitment and any requested endorsements with respect to each of the Properties.  Seller shall be responsible for one-half of the premiums for the Title Policy.

4.2       Survey.

  Purchaser acknowledges that, prior to the Effective Date, each Seller has delivered to Purchaser a copy of the existing survey of each Property.  The existing survey for the Solana Vista Property is dated June 17, 2008 and was prepared by Bock & Clark Corp.; the existing survey for the Sienna Bay Property is dated June 9, 2008 and was prepared by American Surveying Inc. (each, an “Existing Survey”).  Purchaser may, at its sole cost and expense, order a new or updated survey for each Property either before or after the Effective Date (each such new or updated survey, together with each Existing Survey, is referred to herein as a “Survey”).

4.3       Intentionally Omitted.

4.4       Permitted Exceptions.

  The Deed for each Property delivered pursuant to this Contract shall be subject to the following, all of which shall be deemed “Permitted Exceptions”:

4.4.1          (a) All matters set forth on Schedule 4.4 to this Contract ,(b) the title exceptions that Title Insurer shall be willing to (i) omit as exceptions to coverage or (ii) except with affirmative insurance (at no cost to Purchaser) against collection out of or enforcement against the Property with respect to such Title Policy, and omit as exceptions to coverage with respect to any lender’s mortgage insurance policy, (c) the standard exception regarding the rights of parties in possession which shall be limited to those parties in possession pursuant to the Leases, and (d) any exceptions and matter that are approved, waived or deemed to have been approved or waived by Purchaser under this Contract.

4.4.2          The standard exception pertaining to taxes which shall be limited to taxes and assessments payable in the year in which the Closing occurs and subsequent taxes and assessments;

4.4.3          All Leases for such Property;

4.4.4          The Assumed Encumbrances for such Property;

4.4.5          Applicable zoning and governmental regulations and ordinances;

4.4.6          Any defects in title to such Property, or title exceptions or encumbrances, arising by, through or under Purchaser; and

4.4.7          The terms and conditions of this Contract.

Notwithstanding the foregoing, in no event shall any monetary liens or judgments (except as provided in Sections 4.4.2 and 4.4.4) affecting the Property be considered a Permitted Exception, unless expressly agreed to in writing by Purchaser.

4.5       Purchaser’s Rights in Respect of Seller Inability to Remove Title Exceptions.

  If a Seller shall be unable to cause title to a Property to be subject only to the Permitted Exceptions, and Purchaser shall not, prior to the Closing Date, give notice to Seller that Purchaser is willing to waive objection to each title exception which is not a Permitted Exception and close this transaction without abatement of the Purchase Price, credit or allowance of any kind or any claim or right of action against Seller for damages or otherwise, then such Seller shall have the right, at Seller’s sole election, to either (1) take such action as such Seller shall deem advisable to discharge each such title exception which is not a Permitted Exception or (2) terminate this Contract in its entirety with respect to both Properties (but not in part with respect to one Property).  If such Seller shall elect to take action to discharge each such title exception which is not a Permitted Exception, including pursuant to Section 4.6 below, then such Seller shall be entitled to one or more adjournments of the scheduled Closing Date set forth in Section 5.1 for a period not to exceed thirty (30) days in the aggregate, and the Closing shall be adjourned to a date specified by Seller not beyond such thirty (30) day period.   If, for any reason whatsoever, excluding willful default, such Seller shall not have succeeded in discharging each such title exception at the expiration of such adjournment(s) and if Purchaser shall not, prior to the expiration of the last of such adjournments, give notice to Seller that Purchaser is willing to waive objection to each such title exception and to close this transaction without abatement of the Purchase Price, credit or allowance of any kind or any claim or right of action against Seller for damages or otherwise, then this Contract shall be deemed to be terminated in its entirety with respect to both Properties (but not in part with respect to one Property) as of the last date to which the Closing Date was adjourned by Seller pursuant to this Section 4.5.  No action taken by a Seller to discharge, or attempt to discharge, any purported title exception shall be an admission that any such purported title exception is not a Permitted Exception.  If a Seller elects to proceed under (2) above, then Purchaser shall have the right, by notice to be given within three (3) Business Days after such Seller elects to terminate this Contract, to cancel such termination, waive the objection and close title to both Properties subject thereto without any adjustment to the Purchase Price.

4.6       Subsequently Disclosed Exceptions.

  If at any time after the expiration of the Feasibility Period, an update to any Title Commitment discloses any additional item that materially adversely affects title to the applicable Property which was not disclosed on any version of, or update to, the Title Commitment delivered to Purchaser during the Feasibility Period (the “New Exception”), Purchaser shall have a period of 5 days from the date of its receipt of such update (the “New Exception Review Period”) to review and notify the applicable Seller in writing of Purchaser’s approval or disapproval of the New Exception.  If Purchaser disapproves of the New Exception, the applicable Seller may, in that Seller’s sole discretion, notify Purchaser as to whether it is willing to cure the New Exception.  If such Seller elects to cure (or cause the Title Insurer to omit as an exception to title insurance coverage or otherwise insure against collection against the Property) the New Exception, Seller shall be entitled to reasonable adjournments of the Closing Date to cure the New Exception.  If such Seller fails to deliver a notice to Purchaser within 3 days after the expiration of the New Exception Review Period, that Seller shall be deemed to have elected not to cure the New Exception.  If Purchaser is dissatisfied with such Seller’s response, or lack thereof, Purchaser may, as its exclusive remedy elect either:  (i) to terminate this Contract in its entirety with respect to both Properties (but not in part with respect to one Property), whereupon the Deposit shall be returned to Purchaser, or (ii) to waive the New Exception and proceed with the transactions contemplated by this Contract, in which event Purchaser shall be deemed to have approved the New Exception.  If Purchaser fails to notify the Sellers’ Representative of its election to terminate this Contract in accordance with the foregoing sentence within 6 days after the expiration of the New Exception Review Period, Purchaser shall be deemed to have elected to approve and irrevocably waive any objections to the New Exception.

4.7       Assumed Encumbrances.

4.7.1          Purchaser recognizes and agrees that, in connection with the Loan made by Lender, each Property is encumbered by the applicable Assumed Deed of Trust and the applicable Assumed Encumbrances.  The Loan is evidenced by the Note applicable to such Property.  Within 10 days after the Effective Date, each Seller agrees that it will make available to Purchaser (in the same manner in which such Seller is permitted to make the Materials available to Purchaser under Section 3.5.1) copies of the Assumed Loan Documents which are in such Seller’s possession or reasonable control (subject to Section 3.5.2).

4.7.2          Purchaser agrees that, at the Closing, (a) Purchaser shall assume the applicable Seller’s obligations under the Note and all of the other applicable Assumed Loan Documents and accept title to each Property subject to the Assumed Deed of Trust and the Assumed Encumbrances applicable to such Property, and (b) the applicable Lender shall release the applicable Seller, as well as any guarantors and other obligated parties under the Assumed Loan Documents, from all obligations under the Assumed Loan Documents (and any related guarantees or letters of credit), including, without limitation, any obligation to make payments of principal and interest under the applicable Note (collectively, the foregoing (a) and (b) referred to herein as the “Loan Assumption and Release”).  Purchaser acknowledges and agrees that (x) certain of the provisions of the Assumed Loan Documents may have been negotiated for the exclusive benefit of the applicable Seller, AIMCO or their respective affiliates (the “Specific AIMCO Provision”), and (y) unless the Lender otherwise agrees in such Lender’s sole and arbitrary discretion, Purchaser will not be permitted to assume the benefit of the Specific AIMCO Provisions and the same shall be of no further force or effect from and after the Closing Date.

4.7.3          Purchaser further acknowledges that the Assumed Loan Documents require the satisfaction by Purchaser of certain requirements as set forth therein to allow for the Loan Assumption and Release.  Accordingly, Purchaser, at its sole cost and expense and within 21 days after the Effective Date (the “Loan Assumption Application Submittal Deadline”), shall satisfy the requirements set forth in the Assumed Loan Documents to allow for each Loan Assumption and Release, including, without limitation, submitting a complete application to the applicable Lender for assumption of each Loan together with all documents and information required in connection therewith (the “Loan Assumption Application”).  Purchaser agrees to provide Sellers’ Representative with a copy of each Loan Assumption Application no later than the Loan Assumption Application Submittal Deadline and shall provide evidence of its submission to each Lender on or before the Loan Assumption Application Submittal Deadline.  Purchaser acknowledges and agrees that Purchaser is solely responsible for the preparation and submittal of each Loan Assumption Application, including the collection of all materials, documents, certificates, financials, signatures, and other items required to be submitted to such Lender in connection with each Loan Assumption Application.

4.7.4          Purchaser shall comply with Lender’s assumption guidelines in connection with the Loan Assumption and Release and, if required by the Lender, Purchaser shall cause such other person or entity reasonably acceptable to the Lender, to execute and deliver a customary “non-recourse carve-out” guaranty and customary environmental indemnity in favor of Lender.  Purchaser shall be responsible, at its sole cost and expense, for correcting and re-submitting any deficiencies noted by such Lender in connection with a Loan Assumption Application no later than 3 Business Days after notification from such Lender of such deficiency.  Purchaser also shall provide Sellers’ Representative with a copy of any correspondence from a Lender with respect to a Loan Assumption Application no later than 3 Business Days after receipt of such correspondence from such Lender.  Purchaser acknowledges that a Lender’s assumption guidelines may not be consistent with the provisions of the applicable Assumed Loan Documents concerning the Loan Assumption and Release.  Purchaser shall coordinate with such Lender to comply with the appropriate provisions of both the applicable Assumed Loan Documents and such Lender’s assumption guidelines in order to allow for the Loan Assumption and Release.

4.7.5          Purchaser shall pay all fees and expenses (including, without limitation, all servicing fees and charges, transfer fees, assumption fees, title fees, endorsement fees, and other fees to release each Seller of all liability under a Loan) imposed or charged by the Lender or its counsel (such fees and expenses collectively being referred to as the “Assumption Lender Fees”), in connection with each Loan Assumption Application and each Loan Assumption and Release.  The provisions of this Section 4.7.5 shall survive the termination of this Contract and the Closing.

4.7.6          Each Seller shall assign all of its right, title and interest in and to all reserves, impounds and other accounts held by Lender in connection with each Loan, and at Closing, Purchaser shall reimburse the applicable Seller in an amount equal to the balance of such reserves, impounds and accounts so assigned.  Additionally, Purchaser shall be responsible for funding any additional or increased reserves, impounds or accounts required by a Lender to be maintained by Purchaser in connection with each Loan after the Loan Assumption and Release (the “Required Loan Fund Amounts”).

4.7.7          Purchaser agrees to use commercially reasonable efforts to deliver to each Lender all documents and information required by the Assumed Loan Documents, and such other information or documentation as such Lender reasonably may request, including, without limitation, financial statements, income tax returns and other financial information for Purchaser and any required guarantor.  Each Seller agrees that it will cooperate with Purchaser and the applicable Lender, at no cost or expense to such Seller, in connection with Purchaser’s application to Lender for approval of each applicable Loan Assumption and Release.

4.7.8          If required by Lender, no later than 10 days after the Effective Date, Purchaser shall order a Phase I Environmental study for each Property (prepared by an environmental engineer reasonably acceptable to each applicable Lender), and shall use commercially reasonable efforts to cause the same to be delivered to Sellers’ Representative and Lender no later than 10 days prior to the Closing Date in connection with and as a precondition to a Loan Assumption and Release for each Property.

4.7.9          Purchaser shall use commercially reasonable efforts to obtain the Loan Assumption and Release on or before the date which is forty-five (45) days after the Effective Date (the “Loan Assumption Approval Period”).

4.7.9.1       If  Purchaser does not obtain the consent of the Lender to the Loan Assumption and Release on or before the expiration of the Loan Assumption Approval Period, then Purchaser shall have the right (the “Loan Assumption Extension Right”), exercisable by delivering written notice to Seller not later than three (3) Business Days prior to the expiration of the Loan Assumption Approval Period (the "Loan Assumption Period Extension Notice"), to extend the expiration date of the Loan Assumption Approval Period to the date which is sixty (60) days after the Effective Date for the sole purpose of obtaining Lender's approval of the Loan Assumption and Release.

4.7.9.2       If Purchaser does not obtain the consent of the Lenders to the Loan Assumption and Release on or before the expiration of the Loan Assumption Approval Period (as the same may be extended pursuant to Purchaser's Loan Assumption Extension Right), then Purchaser shall have the right, exercisable on or before the expiration of the Loan Assumption Approval Period, to give Escrow Agent notice terminating this Contract in its entirety with respect to both Properties (but not in part with respect to one Property) based solely on the fact that the Loan Assumption and Release has not been approved by the Lenders. If Purchaser timely exercises such termination right, then (i) this Contract shall be of no further force and effect, subject to and except for the Survival Provisions and (ii) the full Deposit shall be returned to Purchaser.

4.7.9.3       If Purchaser fails to deliver to Seller a written notice of termination prior to the expiration of the Loan Assumption Approval Period (as the same may be extended pursuant to Purchaser's Loan Assumption Extension Right) in accordance with the terms of this Section 4.7.9, then Purchaser's right to terminate this Contract under this Section 4.7.9 shall be permanently waived, this Contract shall remain in full force and effect, and Purchaser shall have no further right to terminate this Contract on account of Purchaser’s inability or failure to obtain the Loan Assumption and Release.

4.7.10        Purchaser shall be in default hereunder if (a) Purchaser fails to submit a complete Loan Assumption Application for each Property by the Loan Assumption Application Submittal Deadline, or (b) Purchaser does not elect to terminate this Contract pursuant to Section 4.7.9.2 and thereafter Purchaser fails to obtain the Loan Assumption and Release for each Property prior to the Closing Date.  If any of the events set forth in subsentences (a) or (b)  occurs, Sellers may (i) terminate this Contract and the Deposit shall be immediately released by the Escrow Agent to Sellers, or (ii) extend the time for Closing for all Properties as reasonably determined by Sellers to permit Purchaser to obtain the Loan Assumption and Release for one or more of the Properties.

4.8       Purchaser Financing.

  Except as otherwise provided in Section 4.7.9 above with respect to the Loan Assumption and Release, Purchaser assumes full responsibility to obtain the funds required for settlement, and Purchaser’s acquisition of such funds shall not be a contingency to the Closing.

ARTICLE V
CLOSING

5.1       Closing Date.

5.1.1          The Closing shall occur on July 1, 2009 at the time set forth in Section 2.2.4 (the “Closing Date”) through an escrow with Escrow Agent, whereby Sellers, Purchaser and their attorneys need not be physically present at the Closing and may deliver documents by overnight air courier or other means.  Notwithstanding the foregoing to the contrary, each Seller shall have the option, by delivering written notice to Purchaser, to extend the Closing Date to the last Business Day of the month in which the Closing Date otherwise would occur pursuant to the preceding sentence, and the exercise of such option shall extend the Closing Date for all Properties.  In addition, if required in order to obtain any necessary consents or approvals pursuant to Section 8.2.4, then Seller may extend the Closing Date to a date not later than thirty (30) days following the Closing Date specified in the first sentence of this paragraph.

5.1.2          Notwithstanding the foregoing to the contrary, if Purchaser exercises Purchaser’s Loan Assumption Extension Right, then the Closing Date shall automatically be extended to the earlier to occur of (x) the date which is fifteen (15) days after receipt of Lender’s approval of the Loan Assumption and Release and (y) the date which is seventy-five (75) days after the Effective Date.  Purchaser shall provide Seller with written notice of Lender’s approval of the Loan Assumption and Release no later than two (2) days after Purchaser’s receipt of such approval.

5.1.3          Purchaser shall have the one-time right, by delivering written notice (“Purchaser’s Adjournment Notice”) to Seller not later than five (5) days prior to the then scheduled Closing Date, to adjourn the Closing Date to a Business Day not later than 30 days following the then scheduled Closing Date (i.e., the Closing Date then in effect, taking into account any prior extension of the Closing Date pursuant to Section 5.1.2 above), provided that Purchaser shall, concurrently with the delivery of Purchaser’s Adjournment Notice, deliver to Escrow Agent an additional deposit of $100,000.00 (the “Adjournment Deposit”).  The Adjournment Deposit shall be deemed part of the Deposit and shall be allocated equally to each Property and applied towards the Purchase Price for each respective Property.

5.2       Seller Closing Deliveries.

  No later than 1 Business Day prior to the Closing Date, each Seller shall, with respect to each Property to be conveyed by such Seller hereunder, deliver to Escrow Agent, each of the following items:

5.2.1          Special Warranty Deed (the “Deed”) in the form attached as Exhibit B to Purchaser, subject to the Permitted Exceptions.

5.2.2          A Bill of Sale in the form attached as Exhibit C.

5.2.3          A General Assignment in the form attached as Exhibit D (the “General Assignment”).

5.2.4          An Assignment of Leases and Security Deposits in the form attached as Exhibit E (the “Leases Assignment”).

5.2.5          The Vendor Terminations, forms of which have been delivered to Seller prior to the expiration of the Feasibility Period, executed by Seller.  Purchaser shall be responsible for delivering the Vendor Terminations to the vendors promptly after the Closing.

5.2.6          The applicable Seller’s closing statement.

5.2.7          A title affidavit or an indemnity form reasonably acceptable to such Seller, which is sufficient to enable Title Insurer to delete the standard pre-printed exceptions to the title insurance policy to be issued pursuant to the Title Commitment.

5.2.8          A certification of such Seller’s non-foreign status pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended.

5.2.9          Resolutions, certificates of good standing, and such other organizational documents as Title Insurer shall reasonably require evidencing such Seller’s authority to consummate this transaction.

5.2.10        Updated Rent Rolls from each Seller effective as of a date no more than 3 Business Days prior to the Closing Date; provided, however, that the content of such updated Rent Rolls shall in no event expand or modify the conditions to Purchaser’s obligation to close as specified under Section 8.1.

5.2.11        Updated Property Contracts Lists from each Seller effective as of a date no more than 3 Business Days prior to the Closing Date; provided, however, that the content of such updated Property Contracts Lists shall in no event expand or modify the conditions to Purchaser’s obligation to close as specified under Section 8.1.

5.2.12        Such other documents as are reasonably necessary to consummate the transactions herein contemplated in accordance with the terms of this Contract.

5.3       Purchaser Closing Deliveries.

  No later than 1 Business Day prior to the Closing Date (except for the balance of the Purchase Price which is to be delivered at the time specified in Section 2.2.4), Purchaser shall deliver to the Escrow Agent (for disbursement to the applicable Seller upon the Closing) the following items with respect to each Property being conveyed at the Closing:

5.3.1          The full Purchase Price for such Property, with credit for the amount of the Deposit allocated to such Property and the Loan Balance applicable for such Property, plus or minus the adjustments or prorations required by this Contract.

5.3.2          A title affidavit or an indemnity form (pertaining to Purchaser’s activity on the applicable Property prior to Closing), reasonably acceptable to Purchaser, which is sufficient to enable Title Insurer to delete the standard pre-printed exceptions to the title insurance policy to be issued pursuant to the Title Commitment.

5.3.3          Any declaration or other statement which may be required to be submitted to the local assessor.

5.3.4          Purchaser’s closing statement.

5.3.5          A countersigned counterpart of the General Assignment.

5.3.6          A countersigned counterpart of the Leases Assignment.

5.3.7          Notification letters to all Tenants at such Property prepared and executed by Purchaser in the form attached hereto as Exhibit G, which shall be delivered to all Tenants by Purchaser immediately after Closing.

5.3.8          Any cancellation fees or penalties due to any vendor under any Terminated Contract as a result of the termination thereof.

5.3.9          Resolutions, certificates of good standing, and such other organizational documents as Title Insurer shall reasonably require evidencing Purchaser’s authority to consummate this transaction.

5.3.10        all documents, instruments, guaranties, Assumption Lender Fees, Required Loan Fund Amounts, and other items or funds required by the applicable Lender to cause the applicable Loan Assumption and Release for such Property.

5.3.11        Such other documents as are reasonably necessary to consummate the transactions herein contemplated in accordance with the terms of this Contract.

5.4       Closing Prorations and Adjustments.

  The prorations set forth in this Section 5.4 shall be on a Property-by-Property basis and not between the Properties.

5.4.1          General.  With respect to each Property, all normal and customarily proratable items, including, without limitation, collected rents, operating expenses, personal property taxes, other operating expenses and fees, shall be prorated as of the Closing Date, the applicable Seller being charged or credited, as appropriate, for all of the same attributable to the period up to the Closing Date (and credited for any amounts paid by the applicable Seller attributable to the period on or after the Closing Date, if assumed by Purchaser) and Purchaser being responsible for, and credited or charged, as the case may be, for all of the same attributable to the period on and after the Closing Date.  Each Seller shall prepare a proration schedule (the “Proration Schedule”) of the adjustments described in this Section 5.4 prior to Closing.

5.4.2          Operating Expenses.  With respect to each Property, all of the operating, maintenance, taxes (other than real estate taxes), and other expenses incurred in operating such Property that such Seller customarily pays, and any other costs incurred in the ordinary course of business for the management and operation of such Property, shall be prorated on an accrual basis.  Each Seller shall pay all such expenses that accrue prior to the Closing Date and Purchaser shall pay all such expenses that accrue from and after the Closing Date.

5.4.3          Utilities.  With respect to each Property, the final readings and final billings for utilities will be made if possible as of the Closing Date, in which case each Seller shall pay all such bills as of the Closing Date and no proration shall be made at the Closing with respect to utility bills.  Otherwise, a proration shall be made based upon the parties’ reasonable good faith estimate.  Each Seller shall be entitled to the return of any deposit(s) posted by it with any utility company, and such Seller shall notify each utility company serving its Property to terminate its account, effective as of noon on the Closing Date.

5.4.4          Real Estate Taxes.  Any real estate ad valorem or similar taxes for a Property, or any installment of assessments payable in installments which installment is payable in the calendar year of Closing, shall be prorated to the date of Closing, based upon actual days involved.  The proration of real property taxes or installments of assessments shall be based upon the assessed valuation and tax rate figures (assuming payment at the earliest time to allow for the maximum possible discount) for the year in which the Closing occurs to the extent the same are available; provided, however, that in the event that actual figures (whether for the assessed value of such Property or for the tax rate) for the year of Closing are not available at the Closing Date, the proration shall be made using figures from the preceding year (assuming payment at the earliest time to allow for the maximum possible discount).  The proration of real property taxes or installments of assessments shall be final and not subject to re-adjustment after Closing.

5.4.5          Property Contracts.  Purchaser shall assume at Closing the obligations under the Property Contracts assumed by Purchaser; however, operating expenses shall be prorated under Section 5.4.2.

5.4.6          Leases.

5.4.6.1 With respect to each Property, all collected rent (whether fixed monthly rentals, additional rentals, escalation rentals, retroactive rentals, operating cost pass-throughs or other sums and charges payable by Tenants under the Leases), income and expenses from any portion of a Property shall be prorated as of the Closing Date.  Purchaser shall receive all collected rent and income attributable to dates from and after the Closing Date.  Each Seller shall receive all collected rent and income attributable to dates prior to the Closing Date.  Notwithstanding the foregoing, no prorations shall be made in relation to either (a) non-delinquent rents which have not been collected as of the Closing Date, or (b) delinquent rents existing, if any, as of the Closing Date (the foregoing (a) and (b) referred to herein as the “Uncollected Rents”).  In adjusting for Uncollected Rents, no adjustments shall be made in a Seller’s favor for rents which have accrued and are unpaid as of the Closing, but Purchaser shall pay to such Seller such accrued Uncollected Rents as and when collected by Purchaser.  Purchaser agrees to bill Tenants of the Properties for all Uncollected Rents and to take reasonable actions to collect Uncollected Rents.  Notwithstanding the foregoing, Purchaser’s obligation to collect Uncollected Rents shall be limited to Uncollected Rents of not more than 90 days past due, and Purchaser’s collection of rents shall be applied, first, towards current rent due and owing under the Leases, and, second, to Uncollected Rents.  After the Closing, each Seller shall continue to have the right, but not the obligation, in its own name, to demand payment of and to collect Uncollected Rents owed to such Seller by any Tenant, which right shall include, without limitation, the right to continue or commence legal actions or proceedings against any Tenant and the delivery of the Leases Assignment shall not constitute a waiver by any Seller of such right; provided however, that the foregoing right of each Seller shall be limited to actions seeking monetary damages and, in no event, shall any Seller seek to evict any Tenants in any action to collect Uncollected Rents.  Purchaser agrees to cooperate with each Seller in connection with all efforts by such Seller to collect such Uncollected Rents and to take all steps, whether before or after the Closing Date, as may be necessary to carry out the intention of the foregoing, including, without limitation, the delivery to each Seller, within 7 days after a written request, of any relevant books and records (including, without limitation, rent statements, receipted bills and copies of tenant checks used in payment of such rent), the execution of any and all consents or other documents, and the undertaking of any act reasonably necessary for the collection of such Uncollected Rents by such Seller; provided, however, that Purchaser’s obligation to cooperate with a Seller pursuant to this sentence shall not obligate Purchaser to terminate any Tenant Lease with an existing Tenant or evict any existing Tenant from a Property.

5.4.6.2 At Closing, with respect to each Property, Purchaser shall receive a credit against the applicable Purchase Price in an amount equal to the received and unapplied balance of all cash (or cash equivalent) Tenant Deposits, including, but not limited to, security, damage or other refundable deposits paid by any of the Tenants to secure their respective obligations under the Leases, together, in all cases, with any interest payable to the Tenants thereunder as may be required by their respective Tenant Lease or state law (the “Tenant Security Deposit Balance”).  Any cash (or cash equivalents) held by a Seller which constitutes the Tenant Security Deposit Balance shall be retained by the applicable Seller in exchange for the foregoing credit against the applicable Purchase Price and shall not be transferred by such Seller pursuant to this Contract (or any of the documents delivered at Closing), but the obligation with respect to the Tenant Security Deposit Balance nonetheless shall be assumed by Purchaser.  The Tenant Security Deposit Balance shall not include any non-refundable deposits or fees paid by Tenants to any Seller, either pursuant to the Leases or otherwise.

5.4.7          Existing Loans.  Each Seller shall be responsible for all principal required to be paid under the terms of the Note applicable to its Property prior to Closing, together with all interest accrued under such Note prior to Closing, all of which may be a credit against the Purchase Price for its Property as provided in Section 2.2.3.  Purchaser shall be responsible for all Assumption Lender Fees, Required Loan Fund Amounts, and all other fees, penalties, interest and other amounts due and owing under the Assumed Loan Documents as a result of any Loan Assumption and Release.  As set forth in Section 4.7.6, any existing reserves, impounds and other accounts maintained in connection with the applicable Loan shall be assigned to Purchaser, and at Closing, Purchaser reimburse the applicable Seller in an amount equal to the balance of such reserves, impounds and accounts so assigned.

5.4.8          Insurance.  No proration shall be made in relation to insurance premiums and insurance policies will not be assigned to Purchaser.  Seller shall have the risk of loss of the Properties until 11:59 p.m. the day prior to the Closing Date, after which time the risk of loss shall pass to Purchaser and Purchaser shall be responsible for obtaining its own insurance thereafter.

5.4.9          Employees.  Each Seller and such Seller’s manager’s and on-site employees for all Properties shall have their employment at the applicable Property terminated as of the Closing Date.

5.4.10        Closing Costs.  With respect to each Property, Purchaser shall pay (a) the cost of recording any instruments required to discharge any liens or encumbrances against such Property, (b) one-half of any premiums or fees required to be paid by Purchaser with respect to the applicable Title Policy pursuant to Section 4.1, (c) all costs of any endorsements to the Title Policy, (d) one-half of the customary closing costs of the Escrow Agent and (e) all documentary stamp taxes due in connection with the Loan Assumption and Release.  Each Seller shall pay (a) the documentary stamp taxes due in connection with the transfer of its Property and the recording of the Deed, (b) one-half (1/2) of any premiums or fees required to be paid by Purchaser with respect to the applicable Title Policy pursuant to Section 4.1 and (c) one-half of the customary closing costs of the Escrow Agent.

5.4.11        Utility Contracts.  If any Seller has entered into an agreement for the purchase of electricity, gas or other utility service for its Property or a group of properties (including such Property) (a “Utility Contract”), or an affiliate of such Seller has entered into a Utility Contract, either (a) Purchaser either shall assume the Utility Contract with respect to such Property, or (b) the reasonably calculated costs of the Utility Contract attributable to such Property from and after the Closing shall be paid to the applicable Seller at the Closing and such Seller shall remain responsible for payments under the Utility Contract.

5.4.12        Possession.  Possession of each Property, subject to the Leases, Property Contracts, other than Terminated Contracts, and Permitted Exceptions, shall be delivered to Purchaser at the Closing upon release from escrow of all items to be delivered by Purchaser pursuant to Section 5.3.  To the extent reasonably available to each Seller, originals or copies of its Leases and Property Contracts, lease files, warranties, guaranties, operating manuals, keys to the property, and such Seller’s books and records relating to its Property to be conveyed by such Seller (other than proprietary information) (collectively, “Seller’s Property-Related Files and Records”) regarding the applicable Property shall be made available to Purchaser at such Property after the Closing.  Purchaser agrees, for a period of not less than 3 years after the Closing (the “Records Hold Period”), to (a) provide and allow the applicable Seller reasonable access to Seller’s Property-Related Files and Records for purposes of inspection and copying thereof, and (b) reasonably maintain and preserve Seller’s Property-Related Files and Records.

5.5       Post Closing Adjustments.

  Purchaser or a Seller may request that Purchaser and such Seller undertake to re-adjust any item on the Proration Schedule (or any item omitted therefrom), with the exception of real property taxes which shall be final and not subject to readjustment, in accordance with the provisions of Section 5.4 of this Contract; provided, however, that neither party shall have any obligation to re-adjust any items for any Property (a) after the expiration of 60 days after Closing, or (b) subject to such 60-day period, unless such items exceed $5,000.00 in magnitude (either individually or in the aggregate) with respect to such Property.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF SELLER AND PURCHASER

6.1       Seller’s Representations.

  Except, in all cases, for any fact, information or condition disclosed in the Title Documents, the Permitted Exceptions, the Property Contracts, or the Materials (other than as set forth in Sections 6.1.5, 6.1.6 or 6.1.7), or which is otherwise known by Purchaser prior to the Closing, each Seller, individually and severally with respect only to itself and its Property, represents and warrants to Purchaser the following (collectively, the “Seller’s Representations”) as of the Effective Date and as of the Closing Date; provided that Purchaser’s remedies if any such Seller’s Representations are untrue as of the Closing Date are limited to those set forth in Section 8.1:

6.1.1          Such Seller is validly existing and in good standing under the laws of the state of its formation set forth above; and, subject to Section 8.2.4 and the receipt of all approvals required from the applicable Lender for the Loan Assumption and Release for such Seller’s Property, has or at the Closing shall have the entity power and authority to sell and convey its Property and to execute the documents to be executed by such Seller and prior to the Closing will have taken as applicable, all corporate, partnership, limited liability company or equivalent entity actions required for the execution and delivery of this Contract, and the consummation of the transactions contemplated by this Contract.  The compliance with or fulfillment of the terms and conditions hereof will not conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, any contract to which such Seller is a party or by which such Seller is otherwise bound, which conflict, breach or default would have a material adverse affect on such Seller’s ability to consummate the transaction contemplated by this Contract or on the Property.  Subject to Section 8.2.4, this Contract is a valid and binding agreement against such Seller in accordance with its terms;

6.1.2          Such Seller is not a “foreign person,” as that term is used and defined in the Internal Revenue Code, Section 1445, as amended;

6.1.3          To such Seller’s knowledge, there are no actions, proceedings, litigation or governmental investigations or condemnation actions either pending or threatened in writing against such Seller’s Property, which will adversely impact the Property;

6.1.4          To such Seller’s knowledge, such Seller has not received any written notice of any material default by such Seller under any of its Property Contracts that will not be terminated on the Closing Date;

6.1.5          To Seller’s knowledge, the Materials delivered to Purchaser and that have been prepared by Seller (as opposed to Materials prepared by any third parties) are true and correct in all material respects.

6.1.6          To such Seller’s knowledge, the applicable Rent Roll (as updated pursuant to Section 5.2.9 is accurate in all material respects; and

6.1.7          To such Seller’s knowledge, the applicable Property Contracts List (as updated pursuant to Section 5.2.10) is accurate in all material respects.

6.2       AS-IS.

  Except for Seller’s Representations, each Property is expressly purchased and sold “AS IS,” “WHERE IS,” and “WITH ALL FAULTS.”  The Purchase Price for each Property and the terms and conditions set forth herein are the result of arm’s-length bargaining between entities familiar with transactions of this kind, and said price, terms and conditions reflect the fact that Purchaser shall have the benefit of, and is not relying upon, any information provided by Sellers or Broker or statements, representations or warranties, express or implied, made by or enforceable directly against Sellers or Broker, including, without limitation, any relating to the value of any Property, the physical or environmental condition of any Property, any state, federal, county or local law, ordinance, order or permit; or the suitability, compliance or lack of compliance of any Property with any regulation, or any other attribute or matter of or relating to any Property (other than any covenants of title contained in the Deed conveying a Property and Seller’s Representations with respect to such Property).  Purchaser agrees that Sellers shall not be responsible or liable to Purchaser for any defects, errors or omissions, or on account of any conditions affecting the Properties.  Purchaser, its successors and assigns, and anyone claiming by, through or under Purchaser, hereby fully releases each of Seller’s Indemnified Parties from, and irrevocably waives its right to maintain, any and all claims and causes of action that it or they may now have or hereafter acquire against any of Seller’s Indemnified Parties with respect to any and all Losses arising from or related to any defects, errors, omissions or other conditions affecting the Properties.  Purchaser represents and warrants that, as of the date hereof and as of the Closing Date, it has and shall have reviewed and conducted such independent analyses, studies (including, without limitation, environmental studies and analyses concerning the presence of lead, asbestos, water intrusion and/or fungal growth and any resulting damage, PCBs and radon in and about the Properties), reports, investigations and inspections as it deems appropriate in connection with the Properties.  If Sellers provide or have provided any documents, summaries, opinions or work product of consultants, surveyors, architects, engineers, title companies, governmental authorities or any other person or entity with respect to the Properties, including, without limitation, the offering prepared by Broker, Purchaser and Sellers agree that Sellers have done so or shall do so only for the convenience of the parties, Purchaser shall not rely thereon and the reliance by Purchaser upon any such documents, summaries, opinions or work product shall not create or give rise to any liability of or against any of Seller’s Indemnified Parties.  Purchaser acknowledges and agrees that no representation has been made and no responsibility is assumed by Sellers with respect to current and future applicable zoning or building code requirements or the compliance of the Properties with any other laws, rules, ordinances or regulations, the financial earning capacity or expense history of the Properties, the continuation of contracts, continued occupancy levels of the Properties, or any part thereof, or the continued occupancy by tenants of any Leases or, without limiting any of the foregoing, occupancy at Closing.  Prior to Closing, each Seller shall have the right, but not the obligation, to enforce its rights against any and all of its Property occupants, guests or tenants within the normal course of business.  Purchaser agrees that the departure or removal, prior to Closing, of any of such guests, occupants or tenants shall not be the basis for, nor shall it give rise to, any claim on the part of Purchaser, nor shall it affect the obligations of Purchaser under this Contract in any manner whatsoever; and Purchaser shall close title and accept delivery of the applicable Deed with or without such tenants in possession and without any allowance or reduction in the applicable Purchase Price under this Contract.

6.3       Survival of Seller’s Representations.

  Sellers and Purchaser agree that Seller’s Representations shall survive Closing for a period of 9 months (the “Survival Period”).  No Seller shall have liability after the Survival Period with respect to any of its Seller’s Representations contained herein except to the extent that Purchaser has requested arbitration against such Seller during the Survival Period for breach of any of such Seller’s Representations.  Each Seller shall be liable only for the breach of its own Seller’s Representations.  Further, the liability for each Seller for breach of its Seller’s Representations shall be limited to, and capped at, $500,000 for such Seller’s Property for which a breach of Seller’s Representations occurred, on a Property-by-Property basis if a Seller is selling more than one Property.  Such cap on liability shall apply for any individual breach or in the aggregate for all breaches of such Seller’s Representations with respect to such Property.  Purchaser shall not be entitled to bring any claim for a breach of Seller’s Representations unless the claim for damages (either in the aggregate or as to any individual claim) by Purchaser for a Property exceeds $5,000.  In the event that a Seller breaches any representation contained in Section 6.1 and Purchaser had knowledge of such breach prior to the Closing Date, and elected to close regardless, Purchaser shall be deemed to have waived any right of recovery, and such Seller shall not have any liability in connection therewith.

6.4       Definition of Seller’s Knowledge.

  Any representations and warranties made “to the knowledge of such Seller” shall not be deemed to imply any duty of inquiry.  For purposes of this Contract, the term Seller’s “knowledge” shall mean and refer only to actual knowledge of the Designated Employees of such Seller and shall not be construed to refer to the knowledge of any other partner, officer, director, agent, employee or representative of such Seller, or any affiliate of such Seller, or to impose upon such Designated Employees any duty to investigate the matter to which such actual knowledge or the absence thereof pertains, or to impose upon such Designated Employees any individual personal liability.

6.5       Representations and Warranties of Purchaser.

  For the purpose of inducing Sellers to enter into this Contract and to consummate the sale and purchase of the Properties in accordance herewith, Purchaser represents and warrants to Sellers the following as of the Effective Date and as of the Closing Date:

6.5.1          Purchaser is a [type entity] duly organized, validly existing and in good standing under the laws of [Purchaser’s State].

6.5.2          Purchaser, acting through any of its or their duly empowered and authorized officers or members, has all necessary entity power and authority to own and use its properties and to transact the business in which it is engaged, and has full power and authority to enter into this Contract, to execute and deliver the documents and instruments required of Purchaser herein, and to perform its obligations hereunder; and no consent of any of Purchaser’s partners, directors, officers or members are required to so empower or authorize Purchaser.  The compliance with or fulfillment of the terms and conditions hereof will not conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, any contract to which Purchaser is a party or by which Purchaser is otherwise bound, which conflict, breach or default would have a material adverse effect on Purchaser’s ability to consummate the transaction contemplated by this Contract.  This Contract is a valid, binding and enforceable agreement against Purchaser in accordance with its terms.

6.5.3          No pending litigation or litigation threatened in writing exists which if determined adversely would restrain the consummation of the transactions contemplated by this Contract or would declare illegal, invalid or non-binding any of Purchaser’s obligations or covenants to Sellers.

6.5.4          Other than Seller’s Representations, Purchaser has not relied on any representation or warranty made by Sellers or any representative of Sellers (including, without limitation, Broker) in connection with this Contract and the acquisition of the Properties.

6.5.5          The Broker and its affiliates do not, and will not at the Closing, have any direct or indirect legal, beneficial, economic or voting interest in Purchaser (or in an assignee of Purchaser, which pursuant to Section 13.3, acquires any Property at the Closing), nor has Purchaser or any affiliate of Purchaser granted (as of the Effective Date or the Closing Date) the Broker or any of its affiliates any right or option to acquire any direct or indirect legal, beneficial, economic or voting interest in Purchaser.

6.5.6          Purchaser is not a Prohibited Person.

6.5.7          To Purchaser’s knowledge, none of its investors, affiliates or brokers or other agents (if any), acting or benefiting in any capacity in connection with this Contract is a Prohibited Person.

6.5.8          The funds or other assets Purchaser will transfer to Sellers under this Contract are not the property of, or are not beneficially owned, directly or indirectly, by a Prohibited Person.

6.5.9          The funds or other assets Purchaser will transfer to Seller under this Contract are not the proceeds of specified unlawful activity as defined by 18 U.S.C. § 1956(c)(7).

ARTICLE VII
OPERATION OF THE PROPERTIES

7.1       Leases and Property Contracts.

  During the period of time from the Effective Date to the Closing Date, in the ordinary course of business each Seller may, with respect to its Property, enter into new Property Contracts, new Leases, renew existing Leases or modify, terminate or accept the surrender or forfeiture of any of the Leases, modify any Property Contracts so long as such Property Contract is (a) not extended past the Closing unless expressly authorized by Purchaser or (b) terminable on not more than thirty (30) days’ notice without penalty, or institute and prosecute any available remedies for default under any Lease or Property Contract without first obtaining the written consent of Purchaser; provided, however, each Seller agrees that any such new Property Contracts or any new or renewed Leases shall not have a term in excess of 1 year without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed.

7.2       General Operation of Property.

  Except as specifically set forth in this Article VII, each Seller shall operate its Property after the Effective Date in the ordinary course of business, and except as necessary in such Seller’s sole discretion to address (a) any life or safety issue at its Property or (b) any other matter which in such Seller’s reasonable discretion materially adversely affects the use, operation or value of such Property, such Seller will not make any material alterations to its Property or remove any material Fixtures and Tangible Personal Property without the prior written consent of Purchaser which consent shall not be unreasonably withheld, conditioned or delayed.

7.3       Liens.

  Other than utility easements and temporary construction easements granted by a Seller in the ordinary course of business, each Seller covenants that it will not create or cause any lien or encumbrance to attach to its Property between the Effective Date and the Closing Date (other than Leases and Property Contracts as provided in Section 7.1) unless Purchaser approves such lien or encumbrance, which approval shall not be unreasonably withheld, conditioned or delayed.  If Purchaser approves any such subsequent lien or encumbrance, the same shall be deemed a Permitted Encumbrance for all purposes hereunder.

7.4       Tax Reduction Proceedings

  If any tax reduction proceedings, tax protest proceedings or tax assessment appeals for any one or more of the Properties, relating to any fiscal years through and including fiscal year 2009, are pending at the time of the Closing, Sellers reserve and shall have the right to continue to prosecute and/or settle the same without the consent of Purchaser.  Currently, tax appeals are pending for each Property.  Each Seller hereby reserves and shall have the exclusive right, at any time after the Closing Date for such Seller’s Property, to institute a tax reduction proceeding, tax protest proceeding or tax assessment appeal for such Property with respect to fiscal year 2009 (which taxes are being adjusted hereunder on an accrual basis, but are payable to the taxing authorities in 2010), and each Seller shall have the right to continue to prosecute and/or settle the same without the consent of Purchaser.  Purchaser agrees that it shall not independently institute any such tax reduction proceedings, tax protests or tax assessment appeals for any one or more of the Properties with respect to the 2009 tax year.  Purchaser shall cooperate with Sellers, at Sellers’ sole cost and expense, in connection with the prosecution and/or settlement of any such tax reduction proceedings, tax protests or tax assessment appeals, including executing such documents as Sellers may reasonably request in order for Sellers to prosecute and/or settle any such proceedings.  Any refunds or savings in the payment of taxes resulting from such tax reduction proceedings, tax protests or tax assessment appeals applicable to the period prior to the Closing Date for a Property shall belong to the Seller of such Property, and any refunds or savings in the payment of taxes applicable to the period from and after the Closing Date for such Property shall belong to Purchaser. All attorneys’ fees and other expenses incurred in obtaining such refunds or savings shall be apportioned between the applicable Seller and Purchaser in proportion to the gross amount of such refunds or savings payable to the applicable Seller and Purchaser, respectively, except that Purchaser’s liability for such fees and other expenses shall not exceed the refund or savings so obtained.  The provisions of this Section 7.4 shall survive the applicable Closing for each Property.

ARTICLE VIII
CONDITIONS PRECEDENT TO CLOSING

8.1       Purchaser’s Conditions to Closing.

  Purchaser’s obligation to close under this Contract shall be subject to and conditioned upon the fulfillment of the following conditions precedent:

8.1.1          All of the documents required to be delivered by Sellers to Purchaser at the Closing pursuant to the terms and conditions hereof shall have been delivered;

8.1.2          Each of Seller’s Representations shall be true in all material respects as of the Closing Date;

8.1.3          Each Seller shall have complied with, fulfilled and performed in all material respects each of the covenants, terms and conditions to be complied with, fulfilled or performed by such Seller hereunder;

8.1.4          No Seller nor any of Seller’s general partners shall be a debtor in any bankruptcy proceeding nor shall have been in the last 6 months a debtor in any bankruptcy proceeding; and

8.1.5          Title Insurer shall be committed (subject only to the receipt of the applicable title insurance premiums) to issue the Title Policy subject only to the Permitted Exceptions.

Notwithstanding anything to the contrary, there are no other conditions to Purchaser’s obligation to Close except as expressly set forth in this Section 8.1.  If any condition set forth in Sections 8.1.1, 8.1.3 or 8.1.4 is not met, Purchaser may (a) waive any of the foregoing conditions and proceed to Closing on the Closing Date with no offset or deduction from the Purchase Price for any Property, or (b) notify Sellers’ Representative in writing of Purchaser’s decision to terminate this Contract in its entirety with respect to both Properties (but not in part with respect to one Property) (a “Termination Notice”), whereupon the Deposit shall be returned to Purchaser.  If the condition set forth in Section 8.1.2 is not met, Seller shall not be in default pursuant to Section 10.2, and Purchaser may, as its sole and exclusive remedy either (x) provide a Termination Notice to Sellers’ Representative or (y) waive such condition and proceed to Closing on the Closing Date with no offset or deduction from the Purchase Price for any Property.

8.2       Sellers’ Conditions to Closing.

  Without limiting any of the rights of any Seller elsewhere provided for in this Contract, each Seller’s obligation to close with respect to conveyance of its Property under this Contract shall be subject to and conditioned upon the fulfillment of the following conditions precedent:

8.2.1          All of the documents and funds required to be delivered by Purchaser to Seller at the Closing pursuant to the terms and conditions hereof shall have been delivered;

8.2.2          Each of the representations, warranties and covenants of Purchaser contained herein shall be true in all material respects as of the Closing Date;

8.2.3          Purchaser shall have complied with, fulfilled and performed in all material respects each of the covenants, terms and conditions to be complied with, fulfilled or performed by Purchaser hereunder;

8.2.4          Sienna Seller has informed Purchaser that in connection with the sale of the Property pursuant to this Contract, Sienna Seller is required to file an information statement with the United States Securities Exchange Commission (the “SEC”) pursuant to Rule 14(c) of the Securities Exchange Act of 1934, as amended (the “Information Statement”).  Sienna Seller shall file the Information Statement with the SEC after the Effective Date.  It shall be a condition to Sienna Seller’s closing obligations hereunder that (A) either (x) Sienna Seller has not received any comments on the Information Statement from SEC for a period of 10 business days after the Information Statement has been filed with the SEC or (y) if Sienna Seller has received comments from the SEC within such 10 business day period, such comments have been addressed to the satisfaction of the SEC and the SEC has confirmed that it has no further comments to the Information Statement and (B) thereafter the Information Statement has been delivered to each of the limited partners of Sienna Seller and a period of not less than 20 days has expired;

8.2.5          With respect to each Property, the applicable Loan Assumption and Release shall have occurred; and

8.2.6          There shall not be any pending litigation or, to the knowledge of either Purchaser or Seller, any litigation threatened in writing, which, if adversely determined, would restrain the consummation of any of the transactions contemplated by this Contract or declare illegal, invalid or nonbinding any of the covenants or obligations of the Purchaser.

If any of the foregoing conditions in Sections 8.2.1 through 8.2.5. to a Seller’s obligation to close with respect to conveyance of its Property under this Contract are not met, Sellers may (a) waive any of the foregoing conditions and proceed to Closing on the Closing Date, (b) terminate this Contract in its entirety with respect to both Properties (but not in part with respect to one Property), and, if such failure constitutes a default by Purchaser, exercise any of its remedies under Section 10.1.  The termination of this Contract pursuant to this Section 8.2 shall be exercised by written notice from Sellers’ Representative to Purchaser by 12:00 p.m. of the Closing Date.

ARTICLE IX
BROKERAGE

9.1       Indemnity.

  Each Seller, severally and individually, represents and warrants to Purchaser that it has dealt only with Jamie B. May, c/o Marcus & Millichap, 100 North Tampa Street, Suite 1620, Tampa, Florida 33602 (“Broker”) in connection with this Contract.  Each Seller, severally and individually, and Purchaser each represents and warrants to the other that, other than Broker, it has not dealt with or utilized the services of any other real estate broker, sales person or finder in connection with this Contract, and each party agrees to indemnify, hold harmless, and, if requested in the sole and absolute discretion of the indemnitee, defend (with counsel approved by the indemnitee) the other party from and against all Losses relating to brokerage commissions and finder’s fees arising from or attributable to the acts or omissions of the indemnifying party.  The terms and provisions of this Section 9.1 shall survive the Closing or any termination of this Contract.

9.2       Broker Commission.

  If the Closing occurs, each Seller agrees to pay Broker a commission according to the terms of a separate contract.  Broker shall not be deemed a party or third party beneficiary of this Contract.  As a condition to each Seller’s obligation to pay the commission, Broker shall execute the signature page for Broker attached hereto solely for purposes of confirming the matters set forth therein.

ARTICLE X
DEFAULTS AND REMEDIES

10.1     Purchaser Default.

  If Purchaser defaults in its obligations hereunder to (a) deliver the Additional Deposit (or any other deposit or payment required of Purchaser hereunder except for the Initial Deposit), (b) deliver to Sellers the deliveries specified under Section 5.3 on the date required thereunder, or (c) deliver the Purchase Price for each Property at the time required by Section 2.2.4 and close on the purchase of the Properties on the Closing Date, then, immediately and without the right to receive notice or to cure pursuant to Section 2.3.3, Purchaser shall forfeit the Deposit, and the Escrow Agent shall deliver the amount of the Deposit allocated to such Property to each Seller, and neither party shall be obligated to proceed with the purchase and sale of the Properties.  If Purchaser defaults in its obligation hereunder to deliver the Initial Deposit within two (2) Business Days following the Effective Date, then immediately and without the right to receive notice or to cure pursuant to Section 2.3.3, this Contract shall terminate and neither party shall be obligated to proceed with the purchase and sale of the Properties.  If Purchaser defaults in any of its other representations, warranties or obligations under this Contract, and such default continues for more than 10 days after written notice from Sellers’ Representative, then Purchaser shall forfeit the Deposit, and the Escrow Agent shall deliver the amount of the Deposit allocated to such Property to each Seller, and neither party shall be obligated to proceed with the purchase and sale of the Property.  The Deposit is liquidated damages and recourse to the Deposit is, except for Purchaser’s indemnity and confidentiality obligations hereunder, Sellers’ sole and exclusive remedy for Purchaser’s failure to perform its obligation to purchase the Properties or breach of a representation or warranty.  Sellers expressly waive the remedies of specific performance and additional damages for such default by Purchaser.  SELLERS AND PURCHASER ACKNOWLEDGE THAT SELLERS’ DAMAGES WOULD BE DIFFICULT TO DETERMINE, AND THAT THE DEPOSIT IS A REASONABLE ESTIMATE OF SELLERS’ DAMAGES RESULTING FROM A DEFAULT BY PURCHASER IN ITS OBLIGATION TO PURCHASE THE PROPERTY.  SELLERS AND PURCHASER FURTHER AGREE THAT THIS SECTION 10.1 IS INTENDED TO AND DOES LIQUIDATE THE AMOUNT OF DAMAGES DUE SELLERS, AND SHALL BE SELLERS’ EXCLUSIVE REMEDY AGAINST PURCHASER, BOTH AT LAW AND IN EQUITY, ARISING FROM OR RELATED TO A BREACH BY PURCHASER OF ITS OBLIGATION TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THIS CONTRACT, OTHER THAN WITH RESPECT TO PURCHASER’S INDEMNITY AND CONFIDENTIALITY OBLIGATIONS HEREUNDER.

10.2     Seller Default.

  If a Seller, prior to the Closing, defaults in its covenants or obligations under this Contract, including to sell its Property as required by this Contract and such default continues for more than 10 days after written notice from Purchaser, then, at Purchaser’s election and as Purchaser’s sole and exclusive remedy, Purchaser may either (a) subject to the Conditions below, seek specific performance of the defaulting Seller’s obligations to deliver its Deed pursuant to this Contract (but not damages), or (b) terminate this Contract in its entirety with respect to both Properties (but not in part with respect to one Property).  If this Contract is terminated, Purchaser shall recover the Deposit and Purchaser may recover, as its sole recoverable damages (but without limiting its right to receive a refund of the Deposit), its direct and actual out-of-pocket expenses and costs (documented by paid invoices to third parties) in connection with the Properties, which damages shall not exceed $50,000 per Property.  Purchaser may seek specific performance of defaulting Seller’s obligation to deliver the Deed pursuant to this Contract only if, as a condition precedent to initiating such litigation for specific performance, Purchaser first shall (i) deliver all Purchaser Closing documents to Escrow Agent in accordance with the requirements of this Contract, including, without limitation, Section 5.3 (with the exception of Section 5.3.1); (ii) not otherwise be in default under this Contract; and (iii) file suit therefor with the court on or before the 90th day after the Closing Date.  If this Contract is terminated in whole or in part, Purchaser agrees that it shall promptly deliver to each Seller an assignment of all of Purchaser’s right, title and interest in and to (together with possession of) all plans, studies, surveys, reports, and other materials paid for with the out-of-pocket expenses reimbursed by Sellers pursuant to the foregoing sentence.  SELLERS AND PURCHASER FURTHER AGREE THAT THIS SECTION 10.2 IS INTENDED TO AND DOES LIMIT THE AMOUNT OF DAMAGES DUE PURCHASER AND THE REMEDIES AVAILABLE TO PURCHASER, AND SHALL BE PURCHASER’S EXCLUSIVE REMEDY AGAINST SELLERS, BOTH AT LAW AND IN EQUITY ARISING FROM OR RELATED TO A BREACH BY ANY SELLER OF ITS REPRESENTATIONS, WARRANTIES, OR COVENANTS OR ITS OBLIGATION TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THIS CONTRACT.  UNDER NO CIRCUMSTANCES MAY PURCHASER SEEK OR BE ENTITLED TO RECOVER ANY SPECIAL, CONSEQUENTIAL, PUNITIVE, SPECULATIVE OR INDIRECT DAMAGES, ALL OF WHICH PURCHASER SPECIFICALLY WAIVES, FROM SELLERS FOR ANY BREACH BY A SELLER, OF ITS REPRESENTATIONS, WARRANTIES OR COVENANTS OR ITS OBLIGATIONS UNDER THIS CONTRACT.  PURCHASER SPECIFICALLY WAIVES THE RIGHT TO FILE ANY LIS PENDENS OR ANY LIEN AGAINST ANY PROPERTY UNLESS AND UNTIL IT HAS IRREVOCABLY ELECTED TO SEEK SPECIFIC PERFORMANCE OF THIS CONTRACT AND HAS FILED AND IS DILIGENTLY PURSUING AN ACTION SEEKING SUCH REMEDY.

ARTICLE XI
RISK OF LOSS OR CASUALTY

11.1     Major Damage.

  In the event that a Property is damaged or destroyed by fire or other casualty prior to Closing, and the cost for demolition, site cleaning, restoration, replacement, or other repairs (collectively, the “Repairs”) is more than the Applicable Damage Amount, then the applicable Seller shall have no obligation to make such Repairs, and shall notify Purchaser in writing of such damage or destruction (the “Damage Notice”).  Within 10 days after Purchaser’s receipt of the Damage Notice, Purchaser may provide a Termination Notice to Sellers’ Representative to terminate this Contract in its entirety with respect to both Properties (but not in part with respect to one Property).

11.2     Minor Damage.

  In the event that a Property is damaged or destroyed by fire or other casualty prior to the Closing, and the cost of Repairs is equal to or less than the Applicable Damage Amount, then this transaction shall be closed in accordance with Section 11.3, notwithstanding such casualty.  In such event, applicable Seller may at its election endeavor to make such Repairs to the extent of any recovery from insurance carried on the Property, if such Repairs can be reasonably effected before the Closing.  Regardless of applicable Seller’s election to commence such Repairs, or applicable Seller’s ability to complete such Repairs prior to Closing, this transaction shall be closed in accordance with Section 11.3 below.

11.3     Closing.

  In the event Purchaser fails to terminate this Contract following a casualty as set forth in Section 11.1, or in the event of a casualty as set forth in Section 11.2, then this transaction shall be closed in accordance with the terms of the Contract, at applicable Seller’s election, either (i) for the full Purchase Price, notwithstanding any such casualty, in which case Purchaser shall, at Closing, execute and deliver an assignment and assumption (in a form reasonably required by the applicable Seller) of such Seller’s rights and obligations with respect to the insurance claim related to such casualty, and thereafter Purchaser shall receive all insurance proceeds pertaining to such claim, less any amounts which may already have been spent by applicable Seller for Repairs (plus a credit against the Purchase Price at Closing in the amount of any deductible payable by applicable Seller in connection therewith); or (ii) for the full Purchase Price less a credit to Purchaser in the amount necessary to complete such Repairs (less any amounts which may already have been spent by applicable Seller for Repairs).

11.4     Repairs.

  To the extent that applicable Seller elects to commence any Repairs prior to Closing, then applicable Seller shall be entitled to receive and apply available insurance proceeds to any portion of such Repairs completed or installed prior to Closing, with Purchaser being responsible for completion of such Repairs after Closing.  To the extent that any Repairs have been commenced prior to Closing, then the Property Contracts shall include, and Purchaser shall assume at Closing, all construction and other contracts entered into by applicable Seller in connection with such Repairs.

ARTICLE XII
EMINENT DOMAIN

12.1     Eminent Domain.

  If, at the time of Closing, any material part of a Property is (or previously has been) acquired, or is about to be acquired, by any governmental agency by the powers of eminent domain or transfer in lieu thereof (or in the event that at such time there is any notice of any such acquisition or intent to acquire by any such governmental agency), Purchaser shall have the right, at Purchaser’s option, to terminate this Contract in its entirety with respect to both Properties (but not in part with respect to one Property).

ARTICLE XIII
MISCELLANEOUS

13.1     Binding Effect of Contract.

  This Contract shall not be binding on any party until executed by both Purchaser and all Sellers.  Neither the Escrow Agent’s nor the Broker’s execution of this Contract shall be a prerequisite to its effectiveness.  Subject to Section 13.3, this Contract shall be binding upon and inure to the benefit of Sellers and Purchaser, and their respective successors, and permitted assigns.

13.2     Exhibits and Schedules.

  All Exhibits and Schedules, whether or not annexed hereto, are a part of this Contract for all purposes.

13.3     Assignability.

  Except to the extent required to comply with the provisions of Section 13.18 related to a 1031 Exchange, this Contract is not assignable by Purchaser without first obtaining the prior written approval of Sellers’ Representative.  Notwithstanding the foregoing, Purchaser may assign this Contract, without first obtaining the prior written approval of Sellers’ Representative, to one or more entities so long as (a) Purchaser is an affiliate of the purchasing entity(ies), (b) Purchaser is not released from its liability hereunder, and (c) Purchaser provides written notice to Sellers’ Representative of any proposed assignment no later than 10 days prior to the Closing Date.  As used herein, an affiliate is a person or entity controlled by, under common control with, or controlling another person or entity.

13.4     Captions.

  The captions, headings, and arrangements used in this Contract are for convenience only and do not in any way affect, limit, amplify, or modify the terms and provisions hereof.

13.5     Number and Gender of Words.

  Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

13.6     Notices.

  All notices, demands, requests and other communications required or permitted hereunder shall be in writing, and shall be (a) personally delivered with a written receipt of delivery; (b) sent by a nationally recognized overnight delivery service requiring a written acknowledgement of receipt or providing a certification of delivery or attempted delivery; (c) sent by certified or registered mail, return receipt requested; or (d) sent by confirmed facsimile transmission or electronic delivery with an original copy thereof transmitted to the recipient by one of the means described in subsections (a) through (c) no later than 3 Business Days thereafter.  All notices shall be deemed effective when actually delivered as documented in a delivery receipt; provided, however, that if the notice was sent by overnight courier or mail as aforesaid and is affirmatively refused or cannot be delivered during customary business hours by reason of the absence of a signatory to acknowledge receipt, or by reason of a change of address with respect to which the addressor did not have either knowledge or written notice delivered in accordance with this paragraph, then the first attempted delivery shall be deemed to constitute delivery.  Each party shall be entitled to change its address for notices from time to time by delivering to the other party notice thereof in the manner herein provided for the delivery of notices.  All notices shall be sent to the addressee at its address set forth following its name below:

To Purchaser:

5353 Cartwright Avenue
Suite 317
North Hollywood, California 91601
Attention:  Daniel Markel
Telephone:  818-760-1018 extension 223
Facsimile:  818-760-1038
dan.markel@thedtgroup.com

with copy to:

Welch Law Firm
Landmark Building
1299 Farnam Street
Suite 1220
Omaha, Nebraska 68102
Attention:  Larry Welch, Jr., Esq. or Ryan Scott, Esq.
Telephone: 402-341-1200
Facsimile: 402-341-1515
larryjr@welchlawfirm.com or ryan@welchlawfirm.com

To Seller:

c/o AIMCO
4582 South Ulster Street Parkway
Suite 1100
Denver, Colorado  80237
Attention:  Mark Reoch and Brian Bornhorst
Telephone:  303-757-9101 (Mark Reoch) and 303-691-4472 (Brian Bornhorst)
Facsimile:  303-300-3261 (Mark Reoch and Brian Bornhorst)
mark.reoch@aimco.com and brian.bornhorst@aimco.com

And:

c/o AIMCO
4582 South Ulster Street Parkway
Suite 1100
Denver, Colorado  80237
Attention:  Mr. Harry Alcock
Telephone:  303-691-4344
Facsimile:  303-300-3282
harry.alcock@aimco.com

with copy to:

AIMCO
4582 South Ulster Street Parkway
Suite 1100
Denver, Colorado  80237
Attention:  John Spiegleman, Esq.
Telephone: 303-691-4303
Facsimile:  720-200-6882
john.spiegleman@aimco.com

and a copy to:

Marcus & Millichap
100 North Tampa Street
Suite 1620
Tampa, Florida 33602
Attention:  Jamie B. May
Telephone: 813-221-7100 ext 1340
Facsimile:  813-221-7110
jbm@marcusmillichap.com

and a copy to:

Bryan Cave LLP
1290 Avenue of the Americas
New York, New York 10104
Attention:  Sandor A. Green, Esq.
Telephone: 212-541-2049
Facsimile:  212-541-1449
sagreen@bryancave.com

Any notice required hereunder to be delivered to the Escrow Agent shall be delivered in accordance with above provisions as follows:

Stewart Title Guaranty Company
Stewart Title Guaranty Company

1980 Post Oak Boulevard

Suite 610

Houston, Texas 77056

Attention:  Wendy Howell

Telephone:  800-729-1906

Facsimile:  713-552-1703
whowell@stewart.com

Unless specifically required to be delivered to the Escrow Agent pursuant to the terms of this Contract, no notice hereunder must be delivered to the Escrow Agent in order to be effective so long as it is delivered to the other party in accordance with the above provisions.

13.7     Governing Law and Venue.

  The laws of the State of Florida shall govern the validity, construction, enforcement, and interpretation of this Contract, unless otherwise specified herein except for the conflict of laws provisions thereof.  Subject to Section 13.24, all claims, disputes and other matters in question arising out of or relating to this Contract, or the breach thereof, shall be decided by proceedings instituted and litigated in a court of competent jurisdiction in the state in which the Property is situated, and the parties hereto expressly consent to the venue and jurisdiction of such court.

13.8     Entire Agreement.

  This Contract embodies the entire Contract between the parties hereto concerning the subject matter hereof and supersedes all prior conversations, proposals, negotiations, understandings and agreements, whether written or oral.

13.9     Amendments.

  This Contract shall not be amended, altered, changed, modified, supplemented or rescinded in any manner except by a written contract executed by all of the parties; provided, however, that, (a) the signature of the Escrow Agent shall not be required as to any amendment of this Contract other than an amendment of Section 2.3, and (b) the signature of the Broker shall not be required as to any amendment of this Contract.

13.10   Severability.

  If any part of this Contract shall be held to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be reformed, and enforced to the maximum extent permitted by law.  If such provision cannot be reformed, it shall be severed from this Contract and the remaining portions of this Contract shall be valid and enforceable.

13.11   Multiple Counterparts/Facsimile Signatures.

  This Contract may be executed in a number of identical counterparts.  This Contract may be executed by facsimile signatures or electronic delivery of signatures which shall be binding on the parties hereto, with original signatures to be delivered as soon as reasonably practical thereafter.

13.12   Construction.

  No provision of this Contract shall be construed in favor of, or against, any particular party by reason of any presumption with respect to the drafting of this Contract; both parties, being represented by counsel, having fully participated in the negotiation of this instrument.

13.13   Confidentiality.

  Purchaser shall not disclose the terms and conditions contained in this Contract and shall keep the same confidential, provided that Purchaser may disclose the terms and conditions of this Contract (a) as required by law, (b) to consummate the terms of this Contract, or any financing relating thereto, or (c) to Purchaser’s or Sellers’ lenders, attorneys and accountants.  Any information obtained by Purchaser in the course of its inspection of the Properties, and any Materials provided by Sellers to Purchaser hereunder, shall be confidential and Purchaser shall be prohibited from making such information public to any other person or entity other than its Consultants, without the prior written authorization of Sellers’ Representative, which may be granted or denied in the sole discretion of Sellers’ Representative.  In addition, Purchaser shall use its reasonable efforts to prevent its Consultants from divulging any such confidential information to any unrelated third parties except as reasonably necessary to third parties engaged by Purchaser for the limited purpose of analyzing and investigating such information for the purpose of consummating the transaction contemplated by this Contract.  Unless and until the Closing occurs, Purchaser shall not market any of the Properties (or any portion thereof) to any prospective purchaser or lessee without the prior written consent of Sellers’ Representative, which consent may be withheld in Sellers’ Representative’s sole discretion.  Notwithstanding the provisions of Section 13.8, Purchaser agrees that the covenants, restrictions and agreements of Purchaser contained in any confidentiality agreement executed by Purchaser prior to the Effective Date shall survive the execution of this Contract and shall not be superseded hereby.

13.14   Time of the Essence.

  It is expressly agreed by the parties hereto that time is of the essence with respect to this Contract and any aspect thereof.

13.15   Waiver.

  No delay or omission to exercise any right or power accruing upon any default, omission, or failure of performance hereunder shall impair any right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient.  No waiver, amendment, release, or modification of this Contract shall be established by conduct, custom, or course of dealing and all waivers must be in writing and signed by the waiving party.

13.16   Attorneys’ Fees.

  In the event either party hereto commences litigation or arbitration against the other to enforce its rights hereunder, the prevailing party in such litigation shall be entitled to recover from the other party its reasonable attorneys’ fees and expenses incidental to such litigation and arbitration, including the cost of in-house counsel and any appeals.

13.17   Time Zone/Time Periods.

  Any reference in this Contract to a specific time shall refer to the time in the time zone where the Escrow Agent is located.  (For example, a reference to 3:00 p.m. refers to 3:00 p.m. MST if the Escrow Agent is located in Denver, CO.)  Should the last day of a time period fall on a weekend or legal holiday, the next Business Day thereafter shall be considered the end of the time period.

13.18   1031 Exchange.

  Sellers and Purchaser acknowledge and agree that the purchase and sale of each Property may be part of a tax-free exchange for either Purchaser or a Seller pursuant to Section 1031 of the Code, the regulations promulgated thereunder, revenue procedures, pronouncements and other guidance issued by the Internal Revenue Service.  Each party hereby agrees to cooperate with each other and take all reasonable steps on or before the Closing Date to facilitate such exchange if requested by the other party, provided that (a) no party making such accommodation shall be required to acquire any substitute property, (b) such exchange shall not affect the representations, warranties, liabilities and obligations of the parties to each other under this Contract, (c) no party making such accommodation shall incur any additional cost, expense or liability in connection with such exchange (other than expenses of reviewing and executing documents required in connection with such exchange), and (d) no dates in this Contract will be extended as a result thereof, except as specifically provided herein.  Notwithstanding anything in this Section 13.18 to the contrary, any Seller shall have the right to extend the Closing Date (as previously extended pursuant to Section 5.1) for up to 30 days in order to facilitate a tax-free exchange pursuant to this Section 13.18, and to obtain all documentation in connection therewith.

13.19   No Personal Liability of Officers, Trustees or Directors of Seller’s Partners.

  Purchaser agrees that none of any Seller’s Indemnified Parties shall have any personal liability under this Contract or any document executed in connection with the transactions contemplated by this Contract.

13.20   Intentionally Omitted.

13.21   ADA Disclosure.

  Purchaser acknowledges that the Properties may be subject to the federal Americans With Disabilities Act (the “ADA”) and the federal Fair Housing Act (the “FHA”).  The ADA requires, among other matters, that tenants and/or owners of “public accommodations” remove barriers in order to make a property accessible to disabled persons and provide auxiliary aids and services for hearing, vision or speech impaired persons.  Sellers make no warranty, representation or guarantee of any type or kind with respect to any Property’s compliance with the ADA or the FHA (or any similar state or local law), and Sellers expressly disclaim any such representations.

13.22   No Recording.

  Purchaser shall not cause or allow this Contract or any contract or other document related hereto, nor any memorandum or other evidence hereof, to be recorded or become a public record without the prior written consent of Sellers’ Representative, which consent may be withheld in the sole discretion of Sellers’ Representative.  If Purchaser records this Contract or any other memorandum or evidence thereof, Purchaser shall be in default of its obligations under this Contract.  Purchaser hereby appoints Sellers’ Representative as Purchaser’s attorney-in-fact to prepare and record any documents necessary to effect the nullification and release of the contract or other memorandum or evidence thereof from the public records.  This appointment shall be coupled with an interest and irrevocable.

13.23   Relationship of Parties.

  Purchaser and Sellers acknowledge and agree that the relationship established between the parties pursuant to this Contract is only that of a seller and a purchaser of property.  Neither Purchaser nor Sellers is, nor shall either hold itself out to be, the agent, employee, joint venturer or partner of the other party.

13.24   Dispute Resolution.

  Any controversy, dispute, or claim of any nature arising out of, in connection with, or in relation to the interpretation, performance, enforcement or breach of this Contract (and any closing document executed in connection herewith), including any claim based on contract, tort or statute, shall be resolved at the written request of any party to this Contract by binding arbitration.  The arbitration shall be administered in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association.  Any matter to be settled by arbitration shall be submitted to the American Arbitration Association in the state in which the Property is located.  The parties shall attempt to designate one arbitrator from the American Arbitration Association.  If they are unable to do so within 30 days after written demand therefor, then the American Arbitration Association shall designate an arbitrator.  The arbitration shall be final and binding, and enforceable in any court of competent jurisdiction.  The arbitrator shall award attorneys’ fees (including those of in-house counsel) and costs to the prevailing party and charge the cost of arbitration to the party which is not the prevailing party.  Notwithstanding anything herein to the contrary, this Section 13.24 shall not prevent Purchaser or Sellers from seeking and obtaining equitable relief on a temporary or permanent basis, including, without limitation, a temporary restraining order, a preliminary or permanent injunction or similar equitable relief, from a court of competent jurisdiction located in the state in which the Property is located (to which all parties hereto consent to venue and jurisdiction) by instituting a legal action or other court proceeding in order to protect or enforce the rights of such party under this Contract or to prevent irreparable harm and injury.  The court’s jurisdiction over any such equitable matter, however, shall be expressly limited only to the temporary, preliminary, or permanent equitable relief sought; all other claims initiated under this Contract between the parties hereto shall be determined through final and binding arbitration in accordance with this Section 13.24.

13.25   AIMCO Marks.

  Purchaser agrees that Sellers, the Property Manager or AIMCO, or their respective affiliates, are the sole owners of all right, title and interest in and to the AIMCO Marks (or have the right to use such AIMCO Marks pursuant to license agreements with third parties) and that no right, title or interest in or to the AIMCO Marks is granted, transferred, assigned or conveyed as a result of this Contract.  Purchaser further agrees that Purchaser will not use the AIMCO Marks for any purpose.

13.26   Non-Solicitation of Employees.

  Prior to the expiration of the Feasibility Period, Purchaser acknowledges and agrees that, without the express written consent of Sellers’ Representative, neither Purchaser nor any of Purchaser’s employees, affiliates or agents shall solicit any of Seller’s employees or any employees located at any Property (or any of any Seller’s affiliates’ employees located at any property owned by such affiliates) for potential employment.

13.27   Survival.

  Except for (a) all of the provisions of this Article XIII (other than Section 13.18 and 13.20), and (b) Sections 2.3, 3.3, 3.4, 3.5, 5.4, 5.5, 6.2, 6.5, 7.4, 9.1 and 11.4; (c) any other provisions in this Contract, that by their express terms survive the termination or Closing, and (d) any payment obligation of Purchaser under this Contract (the foregoing (a), (b), (c) and (d) referred to herein as the “Survival Provisions”), none of the terms and provisions of this Contract shall survive the termination of this Contract, and, if the Contract is not so terminated, all of the terms and provisions of this Contract (other than the Survival Provisions, which shall survive the Closing) shall be merged into the Closing documents and shall not survive Closing.

13.28   Multiple Purchasers.

  As used in this Contract, the term “Purchaser” means all entities acquiring any interest in any Properties at the Closing, including, without limitation, any assignee(s) of the original Purchaser pursuant to Section 13.3 of this Contract.  In the event that “Purchaser” has any obligations or makes any covenants, representations or warranties under this Contract, the same shall be made jointly and severally by all entities being a Purchaser hereunder.

13.29   Sellers’ Several Obligations.

  Purchaser agrees that, notwithstanding any other provision of this Contract to the contrary, the representations, warranties, obligations, and covenants of each Seller are individual and several, and not joint and several, and that each Seller is responsible and liable only for its own Property and its own representations, warranties, obligations, and covenants.  Purchaser agrees that it shall look solely to the applicable Seller for any amount due hereunder or, obligation owed hereunder, and further waives any and all claims against any other party or Property for payment or performance of the same, including, without limitation, any other Seller or AIMCO, or any partner, member, manager, shareholder, director, officer, employee, affiliate, representative or agent of any Seller or AIMCO.

13.30   Obligation to Close on all Properties.

  Purchaser’s obligation to purchase the Properties is not severable and Purchaser must purchase both Properties on the Closing Date.  Similarly, Sellers’ obligations to sell the Properties are not severable and Sellers must sell both Properties to Purchaser on the Closing Date.  For sake of clarification, in all instances in which a Seller shall terminate this Contract as to its Property, the other Seller shall also have the obligation to terminate this Contract as to its Property.

13.31   Radon Gas.

  Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time.  Levels of radon that exceed federal and state guidelines have been found in buildings in Florida.  Additional information regarding radon and radon testing may be obtained from your county health department.  This paragraph is provided for informational purposes pursuant to Section 404.056(5), Florida Statutes.

13.32   Energy Efficiency.

  Purchaser may have the building’s energy efficiency rating determined.  Seller has, simultaneously with the execution hereof, delivered to Purchaser a copy of the Florida Building Energy Efficiency Rating System pamphlet prepared by the State of Florida Department of Community Affairs.  This paragraph is provided for informational purposes pursuant to Section 553.996, Florida Statutes.

ARTICLE XIV
LEAD–BASED PAINT DISCLOSURE

14.1     Disclosure.

  Sellers and Purchaser hereby acknowledge delivery of the Lead Based Paint Disclosure attached as Exhibit H hereto.

 [Remainder of Page Intentionally Left Blank]

NOW, THEREFORE, the parties hereto have executed this Contract as of the date first set forth above.

Seller:

FISHERMAN'S LANDING APARTMENTS LIMITED PARTNERSHIP, a Florida limited partnership

By:    AIMCO HOLDINGS, L.P., a Delaware limited partnership, its general partner

By:    AIMCO HOLDINGS QRS, INC., a Delaware corporation, its general partner

By:  /s/John Spiegleman

Name:  John Spiegleman

Title:  Senior Vice President

CCIP/3 SANDPIPER, LLC, a Delaware limited liability company

By:    CONSOLIDATED CAPITAL INSTITUTIONAL PROPERTIES/3, LP, a Delaware limited partnership, its member

By:    CONCAP EQUITIES, INC., a Delaware corporation, its general partner

By:  /s/John Spiegleman

Name:  John Spiegleman

Title:  Senior Vice President

[Purchaser’s signature page follows]

Purchaser:

DT GROUP DEVELOPMENT, INC, a California corporation

By:  /s/Daniel Markel
Name:  Daniel Markel
Title:  President and CEO